UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 21, 2019

HOMEFED CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-10153	33-0304982
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1903 WRIGHT PLACE, SUITE 220

CARLSBAD, CALIFORNIA 92008

(Address of Principal Executive Offices, and Zip Code)

760-918-8200

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $.01 Per Share	HOFD	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.       Other Events.

Supplemental Proxy Statement Disclosure

Reference is made to the Proxy Statement filed by HomeFed Corporation, a Delaware corporation (“HomeFed” or the “Company”), with the Securities and Exchange Commission on May 20, 2019 (as amended and supplemented from time to time, and including the documents annexed thereto or incorporated therein, the “Proxy Statement”). The Proxy Statement relates to the Agreement and Plan of Merger among HomeFed, Jefferies Financial Group Inc., a New York corporation (“Jefferies”), and Heat Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Jefferies (“Merger Sub”), dated as of April 12, 2019, as it may be amended from time to time, including pursuant to Amendment No. 1 to the Merger Agreement, dated as of May 2, 2019 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, HomeFed will be merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company of the Merger. Except as otherwise set forth below, the information set forth in the Proxy Statement remains unchanged and is incorporated by reference as relevant to the items in this Current Report on Form 8-K.

Litigation Related to Proposed Merger

On June 3, 2019, a putative class action lawsuit, captioned Anderson v. HomeFed Corp., et al., Case No. 3:19-cv-01040-GPC-BLM, was filed in the United States District Court for the Southern District of California in connection with the Merger. The complaint names the Company and the members of the board of directors of the Company (the “Board”) as defendants. The complaint generally alleges that the defendants caused the Company to file a materially incomplete and misleading definitive proxy statement relating to the Merger in violation of Sections 14(a) and 20(a) of the Exchange Act. The complaint seeks, among other things, injunctive relief.

On June 4, 2019, a second putative class action lawsuit, captioned Wolf v. HomeFed Corp., et al., Case No: 1:19-cv-01039-LPS, was filed in the United States District Court for the District of Delaware in connection with the Merger. The complaint names the Company, the members of the Board, Jefferies, and Merger Sub as defendants. The complaint generally alleges that the defendants caused the Company to file a materially incomplete and misleading Amendment No. 1 to Registration Statement on Form S-4 filed with the SEC on May 17, 2019 relating to the Merger in violation of Sections 14(a) and 20(a) of the Exchange Act. The complaint seeks, among other things, injunctive relief.

On June 13, 2019, a third putative class action lawsuit, captioned Francl v. Borden, et al, Case No. 37-2019-00030374-CU-BT-NC, was filed in connection with the Merger in California Superior Court, San Diego County. The complaint names the members of the Board, Jefferies, Merger Sub, and Does 1 through 25 as defendants. The complaint generally alleges that the defendants breached their fiduciary duties in connection with the Merger and caused the

Company to file a materially incomplete and misleading Registration Statement on Form S-4 filed with the SEC on May 9, 2019 relating to the Merger in violation of Delaware law. The complaint seeks, among other things, injunctive relief.

On June 20, 2019, counsel for plaintiffs in the Anderson, Wolf, and Francl actions each agreed that immediately following the issuance of the supplemental information set forth in this Form 8-K, they would, subject to client approval, file appropriate notices of voluntary dismissal in their respective actions with prejudice as to plaintiffs’ individual claims and without prejudice to class claims.

SUPPLEMENT TO PROXY STATEMENT

This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. Page references in the below disclosures are to the Proxy Statement, and defined terms used but not defined herein have the meanings set forth in the Proxy Statement. With respect to the litigation described above, the defendants deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. None of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, or any violation of any federal or state law, and nothing in this Form 8-K should be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

The additional disclosures are set forth below. Underlined text shows text being added to a referenced disclosure in the Proxy Statement. The additional disclosures are set forth below. Underlined text shows text being added to a referenced disclosure in the Proxy Statement. ~~Strikethrough text~~ shows text in the referenced disclosure that is being deleted.

1.        The section of the Proxy Statement entitled “The Merger – Background of the Merger” is hereby amended as follows:

   a.         Amend and restate the second paragraph under the heading “Background of the Merger” as follows:

In March 2017, Jefferies proposed a transaction to purchase 783,889 shares of HomeFed common stock from Ian Cumming (a former ~~HomeFed~~ director of HomeFed) and certain entities affiliated with, and relatives of, Mr. Cumming, for $39.95 per share. In response, the HomeFed board formed a special committee of independent directors, which we refer to as the special committee, comprised of Timothy M. Considine and Michael A. Lobatz to, among other things, make recommendations to HomeFed’s board concerning the proposed transaction as well as any future transaction involving Jefferies that would require approval of the independent directors of HomeFed under the stockholders agreement or a waiver of the common stock transfer restrictions set forth in HomeFed’s certificate of incorporation.

   b.         Amend and restate the fourth paragraph under the heading “Background of the Merger” as follows:

In September 2017, Mr. Considine wrote a letter to Joseph Steinberg, chairman of Jefferies’ board of directors and chairman of the HomeFed board, stating Mr. Considine’s personal view that HomeFed should be merged into Jefferies and cease to be a separate public company. Mr. Considine noted a number of potential advantages associated with such a transaction in addition to a number of challenges facing HomeFed as a separate public company, including the limited liquidity of HomeFed common stock. In such letter, Mr. Considine suggested, based on his own review and analysis of Jefferies’ public filings and information available to him about HomeFed, an exchange ratio of approximately two shares of Jefferies common stock for each share of HomeFed common stock Jefferies did not own. Mr. Considine did not send the letter on behalf of the HomeFed board of directors and did not discuss the contents of the letter with other HomeFed directors prior to sending the letter to Mr. Steinberg. No one from Jefferies approached Mr. Considine or any other representative of HomeFed regarding a potential merger before Mr. Considine sent the letter to Mr. Steinberg.

   c.         Amend and restate the third sentence of the second full paragraph on page 21 of the Proxy Statement as follows:

Representatives of Houlihan Lokey ~~reported on conversations that had occurred, at the direction of the special committee, between representatives of Houlihan Lokey and the chief financial officer and other representatives of the management team of Jefferies regarding Jefferies business, operations and financial condition.~~noted that Jefferies had declined to provide financial projections for Jefferies on the basis that Jefferies did not prepare projections in the ordinary course of business.

   d.         Add a new sentence after the eighth full sentence of the second full paragraph on page 21 of the Proxy Statement as follows:

As a result of the unavailability of projections for Jefferies and the special committee’s satisfaction that Jefferies stock would be a cash equivalent to HomeFed public stockholders once received, the special committee neither directed Houlihan Lokey to press Jefferies, nor itself pressed Jefferies, to provide Jefferies’ financial projections.

   e.         Amend and restate the last full paragraph on page 22 of the Proxy Statement as follows:

On March 26, 2019, the representative of Jefferies who spoke the previous day with representatives of Houlihan Lokey and Sheppard Mullin ~~obtained permission from one member~~contacted each of the members of the special committee for the purpose of seeking permission for another ~~representatives~~representative of Jefferies to speak with a representative of BMO. Such representative spoke first to Mr. Considine, who believed that such contact would not adversely affect the interests of HomeFed’s public stockholders and granted permission for such other representative of Jefferies to contact the representative of BMO~~, and~~. Based on Mr. Considine’s permission, such other ~~representative of~~ Jefferies ~~did~~ sorepresentative contacted the BMO representative. In the discussion ~~between such other representative of Jefferies and the representative of BMO~~, the representative of BMO indicated that BMO continued to be willing to vote in favor of the proposed exchange ratio of two shares of Jefferies common stock for each share of HomeFed common stock. Subsequent to this discussion, Dr. Lobatz conveyed to the Jefferies representative who had sought permission to speak with BMO his disagreement with any communications between representatives of Jefferies and representatives of BMO.

   f.         Amend and restate the first full paragraph on page 23 of the Proxy Statement as follows:

At a special committee meeting held later the same day, the special committee ~~determined that~~discussed whether representatives of Jefferies should be able to speak with other HomeFed stockholders. After discussion, the special committee determined that, to facilitate the continued effectiveness of the special committee in connection with ongoing negotiations with Jefferies, Jefferies should be advised not to have any further discussions with BMO without the approval of the special committee. Sheppard Mullin then spoke to legal counsel for Jefferies to state the special committee’s view that there should be no further contact by anyone affiliated with Jefferies with any HomeFed stockholder not affiliated with Jefferies without approval of the special committee.

2.        The section of the Proxy Statement entitled “The Merger – Opinion of the Special Committee’s Financial Advisor – Financial Analyses” is hereby amended as follows:

   a.         Replace the second to last sentence on page 34 of the Proxy Statement with the following:

Using certain information provided by HomeFed management on each of HomeFed’s existing investments regarding the property type, development/operating phase, exit horizon and ownership profile, each as provided by HomeFed management and publicly available information regarding the financial terms of certain real estate transactions that were deemed to be relevant, Houlihan Lokey performed analyses resulting in an implied value reference range for each of HomeFed’s real estate investments on an unlevered basis.

   b.        Add the following after the first sentence in the first full paragraph on page 35 of the Proxy Statement:

For the Otay Ranch property, Houlihan Lokey used primarily a discounted cash flow analysis approach, using a range of discount rates from 11.00% to 16.00%, which implied a value reference range of $231.9 million to $327.4 million. For the Fanita Ranch property, Houlihan Lokey used a comparable land sales approach, which implied a value reference range of $26.0 million to $39.0 million. For the Ashville property, Houlihan Lokey used a discounted cash flow analysis approach, using a range of discount rates from 10.00% to 13.00%, which implied a value reference range of $10.7 million to $11.0 million. For the Market Common property, Houlihan Lokey used a discounted cash flow analysis approach, using a range of discount rates from 5.75% to 15.00%, which implied a value reference range of $91.6 million to $106.9 million. For the Northeast Point property, Houlihan Lokey used a comparable land sales approach, which implied a value reference range of $3.4 million to $3.8 million. For the San Elijo Hills property, Houlihan Lokey used a discounted cash flow analysis approach, using a range of discount rates from 10.00% to 15.00%, which implied a value reference range of $16.8 million to $17.3 million. For the SweetBay property, Houlihan Lokey used a discounted cash flow analysis approach, using a range of discount rates from 14.00% to 18.00%, which implied a value reference range of $26.7 million to $31.5 million. For the Brooklyn Renaissance Plaza property, Houlihan Lokey used a discounted cash flow analysis approach, using a range of discount rates from 8.50% to 11.50%, which implied a value reference range of $147.2 million to $192.7 million. For the Fulton property, Houlihan Lokey used a cost basis and discounted cash flow analysis approach, using a discount rate of 15.00%, which implied a value reference range of $52.5 million to $61.6 million.

   c.         Add the following to the end of the second sentence in the first full paragraph on page 35 of the Proxy Statement:

, reflecting estimates of the HomeFed’s weighted average discount rate. The weighted average discount rate was estimated based on real estate transactions deemed relevant, published surveys of land development rates and Houlihan Lokey’s professional judgement and experience.

   d.         Add the following disclosure at the end of the second sentence of the last paragraph on page 35 of the Proxy Statement:

, derived by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure and a beta for the company among other things, as well as certain financial metrics for the United States financial markets generally.

   e.         Add the following disclosure on page 36 immediately prior to the subsection entitled “Miscellaneous”:

Certain Financial Observations Related to Jefferies based on Publicly Available Information

Houlihan Lokey reviewed with the special committee certain information derived from publicly available information related to Jefferies common stock including the following:

●

certain historical stock trading information including (i) the volume weighted average price of Jefferies common stock over a one day, ten day, twenty day, thirty day, three month, six month, nine month and one year period as of February 19, 2019 (the date prior to which Jefferies publicly announced its proposal to acquire the shares in HomeFed not owned by it or its affiliates in exchange for Jefferies common stock), (ii) the Closing Stock Price of Jefferies common stock as of April 30, 2019 of $20.57 and (iii) the 52 week high and low prices of Jefferies common stock of $25.07 and $16.20 respectively, each of (i)-(iii) based on publicly available information;

●

certain information relating to the percentage of total shares of Jefferies common stock outstanding, the public float thereof and the average daily trading volume, each based on publicly available information;

●	certain analyst recommendations and observations regarding Jefferies common stock based on publicly available information;

●	a timeline and trading history of Jefferies common stock since March 15, 2016 based on publicly available information; and

●	certain ownership information regarding holders of Jefferies common stock based on publicly available information.

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction contemplated by the Merger Agreement. This communication may be deemed to be solicitation material in respect of the proposed transaction involving Jefferies and HomeFed. In connection with the proposed transaction, Jefferies filed with the SEC, on May 17, 2019, an amendment to the Registration Statement on Form S-4 that was originally filed on May 9, 2019, which included a proxy statement of HomeFed and a prospectus of Jefferies with respect to the issuance of Jefferies Common Stock. A definitive proxy statement/prospectus was sent to HomeFed stockholders seeking any required stockholder approval on or about May 21, 2019. Before making any voting or investment decision, investors and HomeFed stockholders are urged to carefully read the entire registration statement and proxy statement/prospectus, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they contain important information about the merger and other transactions contemplated by the Merger Agreement. Investors and HomeFed stockholders are able to obtain free copies of the registration statement and proxy statement/prospectus and the other documents filed with the SEC by Jefferies and HomeFed through the web site maintained by the SEC at www.sec.gov. In addition, investors and HomeFed stockholders are able to obtain free copies of the registration statement and proxy statement/prospectus by phone, e-mail or written request by contacting the investor relations department of Jefferies at the following contact information:

Jefferies Financial Group Inc.

Attention: Investor Relations

520 Madison Avenue

New York, New York 10022

212-460-1900

www.jefferies.com

Participants in the Solicitation

HomeFed and its directors, executive officers and employees may be considered participants in the solicitation of proxies in respect of the proposed transaction contemplated by the Merger Agreement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of HomeFed in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the final Registration Statement on Form S-4 when it is filed with the SEC. Information regarding HomeFed’s directors and executive officers is contained in HomeFed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed on March 18, 2019 with the SEC, and its proxy statement on Schedule 14A, which was filed on June 28, 2018 with the SEC.

Forward-Looking Statements

Statements contained in this report which are not historical fact constitute “forward-looking statements.” These forward-looking statements include, among others, statements about the benefits of the merger and the expected timing for closing the merger. These statements are based on the current beliefs and expectations of the Company’s management and are subject to known and unknown risks and uncertainties. Factors that could cause actual events to differ include, but are not limited to: (i) the incurrence of unexpected costs, liabilities or delays relating to the merger; (ii) the failure to satisfy the conditions to the merger; and (iii) the failure to obtain the requisite stockholder approvals under the Merger Agreement. Factors that may affect the future results of HomeFed are set forth in its filings with the SEC, including its recent filing on Form 10-K for the fiscal year ended December 31, 2018. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. HomeFed undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMEFED CORPORATION

By: /s/ Christian E. Foulger
Name: Christian E. Foulger
Title: President

Date: June 21, 2019